Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 19, 2013, in Amendment No. 2 to the Registration Statement (Form S-1, No. 333-191238) and related Prospectus of Intra-Cellular Therapies, Inc. for the registration of 21,961,496 shares of its common stock.

/s/ Ernst & Young LLP
McLean, VA
December 9, 2013